Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-139911 on Form S-3 of our report dated March 30, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the development stage of operations), relating to the consolidated financial statements and the related financial statement schedule of Panda Ethanol, Inc. appearing in the Annual Report on Form 10-K of Panda Ethanol, Inc. for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

May 17, 2007